Exhibit 2.1
                                                                   -----------

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

---------------------------------------------x
In re                                       :        Chapter 11 Case Nos.
                                            :
FACTORY CARD OUTLET CORP. and               :        99-685 (EIK)
FACTORY CARD OUTLET OF                      :        99-686 (EIK)
   AMERICA LTD.,                            :
                                            :        (Jointly Administered)
                 Debtors.                   :
---------------------------------------------x


                          ORDER CONFIRMING THE DEBTORS'
                   AMENDED JOINT PLAN OF REORGANIZATION UNDER
            CHAPTER 11 OF THE BANKRUPTCY CODE DATED FEBRUARY 5, 2002
            --------------------------------------------------------

                  The Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002, as modified on March 20, 2002, (said plan, as modified, the "Plan"), a copy of which Plan is annexed hereto as Exhibit A,1 having been filed with the Court by Factory Card Outlet Corp. and Factory Card Outlet of America Ltd. (collectively, the "Debtors"), as debtors and debtors in possession; and the Court having entered, after due notice and a hearing, an order dated February 5, 2002 (the "Disclosure Statement Approval Order"), pursuant to sections 105, 502, 1125, 1126 and 1128 of title 11 of the United States Code (the "Bankruptcy Code") and Rules 2002, 3003, 3017, 3018 and 3020 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules") (i) approving the Debtors' disclosure statement for the Plan, dated February 5, 2002 (the "Disclosure Statement") and forms of ballots, (ii) establishing voting deadlines and procedures for solicitation of votes and (iii) scheduling a hearing to consider confirmation of the Plan (the "Confirmation Hearing") and the deadline for filing objections thereto; and the Affidavit of

--------
1 All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Mailing by Capital Printing Systems, Inc., dated February 28, 2002 (the "Capital Plan Certification"), relating to service of the Plan, the Disclosure Statement and related solicitation materials, the Certification of Service of Poorman-Douglas Corporation, dated February 13, 2002 (the "Poorman Notice Certification") relating to service of the Notice of Non-Voting Status, dated February 5, 2002, and the certification of publication in The Wall Street Journal (National Edition) of the Notice of Hearing to Consider Confirmation of Debtors' Amended Joint Plan of Reorganization, dated February 12, 2002 (the "Publication Certification"), and the Affidavit of William E. Freeman in Support of (i) Confirmation of Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and (ii) Substantive Consolidation of the Debtors for Plan Purposes, dated March 15, 2002 (the "Freeman Affidavit") having each been filed with the Court; and the Debtors having filed with the Court plan supplements on March 1, 2002, March 18, 2002 and March 19, 2002 (collectively, the "Plan Supplement"); and sufficient and proper notice of the Confirmation Hearing having been given to all holders of Claims against, and Equity Interests in, the Debtors and to other parties in interest, all in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Approval Order, and it appearing that no other or further notice need be given; and the Confirmation Hearing having been held by the Court on March 20, 2002; and all objections, if any, to confirmation (the "Objections") and the appearances of all interested parties having been noted in the record of the Confirmation Hearing; and the Affidavit of Debra Reyes Certifying Tabulation of Votes with respect to the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, sworn to on March 14, 2002 (the "Vote Certification"), having been filed with the Court; and upon the record of, and the evidence adduced at, the Confirmation Hearing and all proceedings had before the Court, the Plan, the Vote Certification, the Capital Plan Certification, the Poorman Notice Certification, the Publication Certification, the Plan Supplement, the Freeman Affidavit, the Objections and all the other papers filed in support of the Plan, and all Objections having been withdrawn, resolved or overruled and denied as set forth in the record of the Confirmation Hearing; and upon all of the proceedings had before the Court, and after due deliberation and sufficient cause therefor, it is hereby DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED:

                            Findings and Conclusions
                            ------------------------

           1. The findings and conclusions set forth herein and in the record of the Confirmation Hearing constitute the Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014.

           2. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

                             Jurisdiction and Venue
                             ----------------------

           3. The Court has jurisdiction over the Debtors' Chapter 11 Cases and to confirm the Plan pursuant to 28 U.S.C. ss. 1334.

           4. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. ss. 157(b) and this Court has jurisdiction to enter a final order with respect thereto.

           5. The Debtors are eligible debtors under section 109 of the Bankruptcy Code.

           6. Venue is proper before this Court pursuant to 28 U.S.C. ss.ss. 1408 and 1409.

                             Solicitation and Notice
                             -----------------------

           7. The Plan, Disclosure Statement, Ballots, Disclosure Statement Approval Order, letter from the Official Committee of Unsecured Creditors (the "Creditors' Committee") in support of the confirmation of the Plan (the "Creditors' Committee Letter"), letter from the Official Committee of Equity Holders (the "Equity Committee") in support of the confirmation of the Plan (the "Equity Committee Letter") and notice of the Confirmation Hearing were transmitted and served in compliance with the Bankruptcy Rules and the Disclosure Statement Approval Order. As described in, and as evidenced by, the Capital Plan Certification and the Publication Certification, the transmittal and service of the Plan, the Disclosure Statement, the Disclosure Statement Approval Order, the Creditors' Committee Letter, the Equity Committee Letter, notice of the Confirmation Hearing and publication of notice of the Confirmation Hearing was adequate and sufficient.

           8. As is evidenced by the Capital Plan Certification and the Publication Certification, all parties required to be given notice of the Confirmation Hearing (including notice of the proposed substantive consolidation of the Debtors for Plan purposes, as provided for in the Plan and disclosed in the Disclosure Statement, and the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely, and adequate notice in accordance with the Bankruptcy Rules and the Disclosure Statement Approval Order, and have had an opportunity to appear and be heard with respect thereto. No other or further notice is required.

                          DIP Loan Agreement and Order
                          ----------------------------

           9. By Orders dated March 23, 1999 and April 14, 1999 (collectively, the "DIP Order"), the Debtors were authorized to, and did, enter into that certain Debtor in Possession Loan and Security Agreement dated March 23, 1999 (as amended, modified or supplemented from time to time, together with all related agreements, documents and instruments, the "DIP Loan Agreement") with Wells Fargo Retail Finance, LLC, as agent and successor to Foothill Capital Corporation and Paragon Capital LLC (in such capacity, the "DIP Lender"). The Debtors' obligations under the DIP Loan Agreement are secured by valid, perfected and first-priority liens on, and security interests in, substantially all of the Debtors' assets. Pursuant to the terms of the DIP Loan Agreement and the DIP Order, the Plan cannot become effective unless, in connection therewith, all amounts owed to the DIP Lender under the DIP Loan Agreement are paid in full. For purposes of this Confirmation Order, "payment in full" shall mean the cash repayment of all amounts outstanding under the DIP Loan Agreement (the "DIP Obligations"), including, but not limited to, all principal, interest, fees, costs, charges and expenses, on the date of payment to the DIP Lender.

                                     Voting
                                     ------

           10. Votes to accept or reject the Plan have been solicited and tabulated in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Approval Order.

                              Modification to Plan
                              --------------------

           11. On March 20, 2002, as set forth on Exhibit B annexed hereto, the Debtors modified Section 1.100 of the Plan by substituting the phrase "The Paper Magic Group, Inc.," with the phrase "CSS Industries Inc."

           12. The Plan, as modified by the March 20, 2002 modification (the "Modification"), shall constitute the Plan.

           13. The Modification does not adversely affect the treatment of any Claims against or Equity Interests in the Debtors under the Plan.

           14. In accordance with Bankruptcy Rule 3019, all holders of Claims and Equity Interests against the Debtors who voted to accept the Plan are hereby deemed to have accepted the Plan, as amended consistent with the Modification.

           15. No holder of a Claim against, or Equity Interest in, the Debtors who has voted to accept the Plan shall be permitted to change its acceptance to a rejection as a consequent of the Modification.

           16. The filing with the Court of the Plan, as modified by the Modification, on March 20, 2002, the service of same on all persons participating in the Confirmation Hearing and the disclosure of the Modification on the record of the Confirmation Hearing, constitutes due and sufficient notice thereof.

           17. The Modification incorporated in the Plan complies with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

                            Confirmation of the Plan
                            ------------------------

A.       The Plan Satisfies the Requirements of the Bankruptcy Code
         ----------------------------------------------------------

           18. The Plan complies with all applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as the only plan proponents. 11 U.S.C. ss. 1129(a)(1).

           19. The Plan adequately and properly classifies all Claims and Equity Interests. 11 U.S.C.ss. 1122.

           20. A reasonable basis exists for the classification of Claims and Equity Interests in the Plan. Claims and Equity Interests within each particular Class are substantially similar. The classification of Claims and Equity Interests in the Plan is reasonable and necessary to implement the Plan. 11 U.S.C.ss. 1122.

           21. The Plan provides the same treatment for each Claim or Equity Interest in a Class. 11 U.S.C. ss. 1123(a)(4).

           22. Article IV of the Plan specifies the treatment of each impaired Class of Claims and Equity Interest. Pursuant to the Plan, Classes 1, 4, 6 and 10 are unimpaired and Classes 2, 3, 5, 7, 8 and 9 are impaired.

           23. The Plan provides adequate means for its implementation. 11 U.S.C.ss. 1123(a)(5).

           24. The Debtors have complied with the applicable provisions of the Bankruptcy Code, including, without limitation, the disclosure and solicitation requirements under sections 1125 and 1126 of the Bankruptcy Code. 11 U.S.C.ss.ss. 1129(a)(2), 1125, and 1126.

           25. The Plan has been proposed in good faith and not by any means forbidden by law. 11 U.S.C. ss. 1129(a)(3).

           26. All payments made or to be made by the Debtors for services or for costs and expenses or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, the Court as reasonable. 11 U.S.C. ss. 1129(a)(4).

           27. The identity and affiliations of the persons proposed to serve as the initial directors and officers of the Reorganized Debtors after confirmation of the Plan have been fully disclosed, and the appointment to, or continuance in, such offices of such person is consistent with the interests of holders of Claims against, and Equity Interests in, the Debtors and with public policy. 11 U.S.C. ss. 1129(a)(5)(A).

           28. The identity of any insider who will be employed or retained by the Reorganized Debtors and the nature of such insider's compensation have been fully disclosed. 11 U.S.C.ss. 1129(a)(5)(B).

           29. No governmental regulatory commission has jurisdiction, after confirmation of the Plan, over the rates of any of the Debtors. 11 U.S.C.ss. 1129(a)(6).

           30. The Plan and the Plan Supplement documents provide for the inclusion in the charters of the Reorganized Debtors of provisions prohibiting the issuance of nonvoting equity securities. 11 U.S.C.ss. 1123(a)(6).

           31. With respect to each impaired Class of Claims or Equity Interests, each holder of an impaired Claim or Equity Interest in such Class has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. 11 U.S.C. ss. 1129(a)(7).

           32. Classes 1, 4, 6 and 10 are not impaired by the Plan and, accordingly, are deemed to have accepted the Plan.

           33. As established by the Vote Certification, the Plan has been accepted by more than two-thirds in amount and one-half in number of the holders of the Allowed Claims in Classes 2, 3, 5, 6, 7 and 8 that cast ballots for acceptance or rejection of the Plan.

           34. As established by the Vote Certification, the Plan has been accepted by the holders of at least two-third of the number of shares in Class 9 that cast ballots for acceptance or rejection of the Plan.

           35. Except to the extent that the holder of an Allowed Claim of a kind specified in section 507(a)(1) of the Bankruptcy Code has agreed to less favorable treatment, the Plan provides that on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable, the holder of such Claim will receive, on account of such Claim, Cash in an amount equal to the Allowed amount of such claim; providing, however, that Allowed Administrative Expense Claims representing liabilities or taxes incurred in the ordinary course of business by the Debtors in Possession, including retention and emergence bonuses, or liabilities arising under loans or advances to or other obligations incurred by the Debtors in Possession shall be paid in full and performed by the Debtors, and on and after the Effective Date, the Reorganized Debtors in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, other documents or applicable non-bankruptcy law relating to such transactions or liabilities, provided further, however, that, pursuant to their agreement, the Trade Conversion Participants shall receive payment of that portion of their Administrative Expense Claims that are to be the subject of Trade Conversion Notes pursuant to the terms of said notes and the Trade Conversion Agreement. 11 U.S.C. ss. 1129(a)(9)(A).

           36. All entities seeking an award by the Bankruptcy Court in respect of substantial contribution claims or of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code shall (a) file their respective applications for allowances of compensation for services rendered and reimbursement of expenses incurred through the Effective Date as hereinafter provided (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court (i) on the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable or


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

(ii) upon such other terms as may be mutually agreed upon between such holder of an Administrative Expense Claim and the Reorganized Debtors. 11 U.S.C. ss. 1129(a)(9)(A).

           37. Except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, the Plan provides that each holder of an Allowed Priority Tax Claim shall receive, at the sole option of the Reorganized Debtors, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim. 11 U.S.C. ss. 1129(9)(C). The Debtors have advised that they have elected the first of the aforesaid options as to all Allowed Tax Priority Claims.

           38. The Plan provides that, on the later of the Effective Date and the date such Other Priority Claim in Class 1 becomes an Allowed Other Priority Claim or as soon thereafter as is practicable, the holder of an Allowed Other Priority Claim will receive on account of such Claim, Cash in the Allowed amount of such Claim. 11 U.S.C. ss.1129(a)(9)(B).

           39. Classes 2, 3, 5, 7, 8 and 9 have accepted the Plan. Accordingly, at least one Class of Claims that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider. 11 U.S.C. ss. 1129(a)(10).

           40. Based upon the pro forma projected financial statements annexed as Exhibit "E" to the Disclosure Statement and the evidence adduced at the Confirmation Hearing, Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors. 11 U.S.C. ss. 1129(a)(11).

           41. All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court, have been paid or Section
12.8 of the Plan provides for the payment of all such fees on the Effective Date. 11 U.S.C. ss. 1129(a)(12).

           42. The Debtors did not, either as of the Commencement Date or at any time during the Chapter 11 Cases, have any plans, funds or programs providing or reimbursing retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability or death. Accordingly, there is no provision in the Plan regarding retiree benefits obligations and no such provision is required under the circumstances. 11 U.S.C. ss. 1129(a)(13).

           43. All applicable requirements of section 1129(a) of the Bankruptcy Code have been met.

           44. The Debtors and their respective officers and directors have acted in good faith in the negotiation and formulation of the Plan.

B.         Substantive Consolidation
           -------------------------

           45. No holders of Claims or Equity Interests have objected to the substantive consolidation of the Debtors as provided for in the Plan and as described in the Disclosure Statement.

           46. A substantial identity, extensive interrelationship, interdependence and entanglement exists between and among the Debtors such that Factory Card and FCO are intertwined in virtually all operational and financial aspects. Such entanglement includes, but is not limited to, a joint corporate structure, a joint administration, consolidated financial reports, a joint accounting system, a consolidated cash management system, joint banking and payment functions, with payment of all obligations of either or both Debtors and Debtors in Possession having been satisfied at all times by FCO, and an interwoven creditor constituency. Accordingly, the substantive consolidation of the Debtors reflects the economic reality of the Debtors' business and operations and is fair and equitable for all creditors and holders of Factory Card Equity Interests.

C.         Confirmation of the Plan
           ------------------------

           47. All objections to confirmation of the Plan that have not been withdrawn prior to the entry of this Confirmation Order or are not cured by relief granted herein are overruled in all respects for the reasons set forth by the Court in the record of the Confirmation Hearing. All withdrawn objections, if any, are deemed withdrawn with prejudice.

           48. Pursuant to section 1129 of the Bankruptcy Code, the Plan is hereby confirmed. The terms of the Plan are incorporated by reference into, and are an integral part of, this Confirmation Order.

           49. Notwithstanding anything to the contrary in the Plan or in this Confirmation Order, the Effective Date shall occur under the Plan only if, in connection therewith, there is full payment of the DIP Obligations to the DIP Lender.

D.         Effect of Confirmation of the Plan
           ----------------------------------

           50. The Debtors' estates, the terms and conditions of the DIP Loan Agreement and the provisions and effectiveness of the DIP Order shall continue to exist until the Effective Date. On the Effective Date, in accordance with sections 1141(b) and (c) of the Bankruptcy Code, pursuant to the Plan, and except as expressly otherwise provided for in the Plan, (i) the property of the estates of the Debtors shall vest in the Reorganized Debtors and (ii) all property of the Reorganized Debtors shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests. 11 U.S.C. ss. 1141(b) and (c).

           51. As of the Effective Date, pursuant to section 9.3 of the Plan, any and all avoidance actions accruing to the Debtors and Debtors in Possession under sections 502(d), 544, 545, 547, 548, 549, 550, 553 and 551 of the
Bankruptcy Code, shall be extinguished whether or not then pending.

           52. The rights afforded under the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, provided that nothing in the Plan or this Confirmation Order shall limit or discharge the DIP Obligation. The discharge of the Debtors shall be effective as to each Claim, regardless or whether (a) a proof of Claim therefore was filed or deemed filed under section 501 of the Bankruptcy Code, (b) the Claim is an Allowed Claim under section 502 of the Bankruptcy Code or (c) the holder thereof voted to accept the Plan. Except as otherwise provided in the Plan, (i) on the Effective Date, and in exchange for the treatment afforded such Claims and Equity Interests, all such Claims against and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (ii) all persons shall be precluded from asserting against the Reorganized Debtors, its successors, or its assets or property any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

           53. Except as otherwise expressly provided in the Plan, this Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in either or both of the Debtors, are permanently enjoined, on and after the Effective Date, from
(a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors on account of any such Claim or Equity Interest, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors on account of any such Claim or Equity Interest. Notwithstanding the foregoing, however, (x) nothing contained in Section 9.5 of the Plan, or in any other provision of the Plan, shall affect the rights of the United States of America to effect a setoff permitted pursuant to section 553 of the Bankruptcy Code, (y) the Plan will not release, discharge or exculpate any non-Debtor party from any debt owed to the State of Missouri Department of Revenue, or from any liability arising under the laws of the State of Missouri, and no provision contained in the Plan shall enjoin or prevent the State of Missouri from collecting any such liability from any non-Debtor party, and (z) the Plan will not release, discharge or exculpate the Debtors from the DIP Obligations or the terms and conditions of the DIP Loan Agreement and the DIP Order, and no provision contained in the Plan shall enjoin or prevent the DIP Lender from collecting the DIP Obligations or enforcing its rights under the DIP Loan Agreement or the DIP Order. Such injunction shall extend to successors of the Debtors, including, without limitation, the Reorganized Debtors, their property and interests in property.

           54. All injunctions or stays provided for in the Chapter 11 Cases pursuant to section 362 of the Bankruptcy Code or otherwise extant on the date of entry of this Confirmation Order shall remain in full force and effect until the Effective Date, at which time such injunctions or stays shall dissolve and be of no force or effect.

E.         Releases
           --------

           55. As of the Effective Date, the Debtors, the Debtors in Possession and the Reorganized Debtors release and are permanently enjoined from any prosecution or attempted prosecution of any and all Causes of Action which the Debtors, the Debtors in Possession or the Reorganized Debtors have, may have or claim to have against any current or former officer or member of the boards of directors of the Debtors; provided, however, that the foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any such director or officer to the Debtors or any reimbursement obligation of any such director or officer with respect to a loan or advance made by the Debtors to such director or officer.

           56. Neither the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee nor any of their respective current or former members, officers, directors, employees, advisors or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Reorganized Debtors, the Creditors' Committee, the Equity Committee and each of their respective current or former members, officers, directors, employees, advisors and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

           57. As of the Effective Date, the Debtors, the Debtors in Possession and the Reorganized Debtors each hereby release the DIP Lender and its officers, directors, managers, members, advisors and agents from any and all claims and causes of action arising out of, based upon or related to the DIP Loan Agreement, the administration of the DIP Obligations or the relationship of the DIP Lender with the Debtors prior to the entry of this Confirmation Order. Notwithstanding any other provision of this Confirmation Order, the expense reimbursement and indemnification obligations set forth in the DIP Loan Agreement and other obligations of the Debtors under the DIP Loan Agreement that by their terms survive termination of the DIP Loan Agreement shall survive the payment in full of the DIP Obligations and the confirmation of the Plan.

F.         Distributions Under the Plan
           ----------------------------

           58. Except as otherwise provided in the Plan and subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made to the holder of (i) each Allowed Claim at the address of such Claim holder as listed on the Claims Register or, if no Claim was filed, on the Schedules as of the record date and (ii) each Allowed Factory Card Equity Interest at the address of such holder as listed in the transfer ledger for Factory Card Equity Interests as of the Record Date, unless the Debtors or, on and after the Effective Date, the Reorganized Debtors, have been notified in writing of (i) a change of address or (ii) an assignment of such Claim made subsequent to the Record Date in accordance with Section 5.4(f) of the Plan. The record date for distributions under the Plan shall be the Confirmation Date.

           59. Except with respect to distributions under the Plan to holders of Allowed General Unsecured Claims, any distributions under the Plan that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in, or, in the case of distributions of New Common Stock to holders of Allowed Factory Card Equity Interests, deemed and held as treasury stock by, the Reorganized Debtors and any entitlement of any holder of any Claim or Equity Interest to such distributions shall be extinguished and forever barred. Distributions under the Plan to holders of Allowed General Unsecured Claims that are unclaimed for a period of two years after distribution thereof shall be deemed unclaimed property and any entitlement of such holders of Allowed General Unsecured Claims to such distributions shall be extinguished and forever barred. 11 U.S.C. ss. 347(b). Such unclaimed property in respect of Allowed General Unsecured Claims shall be added to the Distribution Pool for distribution to all other holders of Allowed General Unsecured Claims. The Reorganized Debtors will file with the Bankruptcy Court a list of unclaimed distributions six months and eighteen months after the Initial Distribution Date.

G.         Tort Claims
           -----------

           60. Subject to the occurrence of the Effective Date, except as hereinafter provided, the commencement or continuation of any action, the employment of process, or any other act to collect, recover or offset any debt or Claim discharged hereunder of either of the Debtors or from property of either of the Debtors, shall be permanently enjoined, stayed and restrained. On the Effective Date, the holders of all Claims and Equity Interests shall be enjoined, stayed and restrained from asserting against the Debtors and the Reorganized Debtors, their assets or properties or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

           61. Notwithstanding anything contained herein to the contrary, any Tort Claim as to which a proof of claim was timely filed in the Chapter 11 Cases shall be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction, or in accordance with any alternative dispute resolution or similar proceeding as same may be approved by order of a court of competent jurisdiction. Nothing contained in Section 5.4(e) of the Plan shall impair the Debtors' right to seek estimation prior to the Effective Date of any and all Tort Claims in a court or courts of competent jurisdiction or constitute or be deemed a waiver of any Cause of Action that the Debtors may hold against any entity, including, without limitation, in connection with or arising out of any Tort Claim.

H.         Executory Contracts and Unexpired Leases
           ----------------------------------------

           62. Subject only to the occurrence of the Effective Date, and except as otherwise provided in the Plan, the assumption or rejection of all executory contracts and unexpired leases of the Debtors assumed or rejected in accordance with Section 6.1 of the Plan shall be, an it hereby is, approved in all respects pursuant to section 365(a) of the Bankruptcy Code.

           63. All proofs of claims arising from the rejection of executory contracts or unexpired leases, if any, shall be filed with the Court on or before the thirtieth (30th) day after the later of (i) notice of entry of an order of the Court approving such rejection, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to Schedule 6.1(a)(x) or 6.1(a)(y). Any Claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtors, their estates, the Reorganized Debtors and their property.

           64. Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, the Reorganized Debtors shall cure any and all undisputed defaults, and pay all other amounts, if any, that they are obligated to pay under or with respect to any executory contract or unexpired lease assumed by the Reorganized Debtors pursuant to Section 6.1(a) hereof, in accordance with section 365(b)(1) of the Bankruptcy Code. Unless otherwise extended by the Court or agreed to by an applicable lessor, the Reorganized Debtors will file all objections to disputed default or other amounts that are required to be paid in connection with assumption within 60 days after the Effective Date. All disputed defaults that are required to be cured shall be cured within 30 days of the entry of a Final Order determining the amount, if any, of the Reorganized Debtors' liability with respect thereto, or as may otherwise be agreed to by the parties.

I.         Retention of Jurisdiction
           -------------------------

           65. The court shall retain jurisdiction in accordance with (and as limited by) Article XI of the Plan and section 1142 of the Bankruptcy Code. 11 U.S.C.ss. 1142.

J.         Resolution of Claims
           --------------------

           66. Except as to applications in respect of substantial contribution claims and for allowances of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, on and after the date of entry of this Confirmation Order, the Debtors and the Reorganized Debtors shall have the exclusive right to make and file objections to all Claims, including, without limitation, Administrative Expense Claims; provided, however, that neither the Reorganized Debtors nor any other party in interest shall have any right to object to the payment in full of the DIP Obligations. On and after the Effective Date, the Reorganized Debtors shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims and compromise, settle or otherwise resolve Disputed Claims without approval of the Bankruptcy Court. The Debtors and, on and after the Effective Date, the Reorganized Debtors, shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than Final Fee Applications) and other Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 60 days after the Effective Date.

K.         Cancellation of Existing Securities and Agreements
           --------------------------------------------------

           67. On the Effective Date, each promissory note, share certificate, stock option, stock warrant, bond and other instruments evidencing any Claim or Equity Interest existing prior thereto, other than the DIP Obligations, the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtors under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

           68. Each holder of a promissory note, bond and other instrument evidencing any Claim existing prior to the Effective Date, other than the DIP Obligations, the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall surrender such promissory note, bond and other instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property shall be made to or on behalf of any such holders unless and until such promissory note, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

L.         Implementation of the Plan
           --------------------------

           69. The Debtors are hereby authorized and directed to take all actions necessary or appropriate to consummate the transactions contemplated by the Plan.

           70. As of the Effective Date, pursuant to the Plan, the Debtors' estates will be substantively consolidated for all purposes related to the Plan, including without limitation, for purposes of distribution. Pursuant to this Order (i) all assets and liabilities of FCO shall be deemed merged or treated as though they were merged into and with the assets and liabilities of Factory Card, (ii) no distributions shall be made under the Plan on account of intercompany claims among the Debtors, (iii) no distributions shall be made under the Plan on account of FCO Equity Interests, (iv) all guarantees of a

Debtor of the obligations of the other Debtor shall be deemed eliminated so that any claim against any Debtor and any guarantee thereof executed by the other Debtor and any joint or several liability of the Debtors shall be deemed to be one obligation of the consolidated Debtors, and (v) each and every Claim filed or to be filed in the Chapter 11 Cases shall be deemed filed against the consolidated Debtors, and shall be deemed one Claim against and obligation of the consolidated Debtors. Such substantive consolidation shall not (other than for purposes related to the Plan) affect (i) the legal and corporate structures of the Reorganized Debtors, (ii) the FCO Equity Interests and (iii) pre and post Commencement Date guarantees that are required to be maintained (a) in connection with executory contracts or unexpired leases that were entered into during the Chapter 11 Cases or that have been or will be assumed or (b) pursuant to the Plan.

           71. All intercompany claims of Factory Card reflected in the books and records of the Debtors shall be contributed to capital.

M.         Other Plan Provisions
           ---------------------

           72. Each of the Debtors and the Reorganized Debtors are hereby authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents, including the Exit Financing Facility (as defined below), and take such action as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any notes or securities issued pursuant to the Plan without any further corporate action.

           73. On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of one or more of the Debtors or the Reorganized Debtors, including, without limitation,
(i) ratification and approval of the Trade Conversion Agreement, the Trade Terms

Agreement and the Employment Contracts, (ii) the authorization to issue or cause to be issued the New Common Stock, the New Equity Warrants, the New Management Warrants and the Employee Options (iii) the effectiveness of the Reorganized Factory Card By-Laws, the Reorganized Factory Card Certificate of Incorporation, the Reorganized FCO By-Laws and the Reorganized FCO Certificate of Incorporation effectuated pursuant to the Plan, (iv) the election or appointment, as the case may be, of directors and officers of Reorganized Factory Card and Reorganized FCO pursuant to the Plan and (v) ratification, authorization and approval of the Exit Financing Facility (as defined below), the Security Agreement and the Collateral Trust Agreement, shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors and the Reorganized Debtors are incorporated, without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, or as soon thereafter as is practicable, the Reorganized Debtors shall, if required, each file an amended certificate of incorporation with the Secretary of State of the state in which it is incorporated, in accordance with the applicable general corporation law of such state.

           74. Reorganized Factory Card is authorized to file the form of Reorganized Factory Card Certificate of Incorporation set forth in the Plan Supplement, thereby changing the name of Reorganized Factory Card, as of the Effective Date, from "Factory Card Outlet Corp." to "Factory Card & Party Outlet Corp." All provisions of the Plan or this Order that apply to Reorganized Factory Card will be deemed applicable to Factory Card & Party Outlet Corp, or any other name by which it or Reorganized FCO may be known.

           75. Effective as of the Effective Date, the senior officers and directors of the Reorganized Debtors referenced on the record at the

Confirmation Hearing are hereby deemed elected, and the directors of the Debtors not continuing in office are hereby deemed removed therefrom.

N.         The Exit Financing Facility
           ---------------------------

           76. In conjunction with the Effective Date, the Reorganized Debtors shall enter into a Loan and Security Agreement dated as of the Effective Date (together with all related documents, instruments and agreements, the "Exit Financing Facility") with Wells Fargo Retail Finance, LLC, as Arranger, Administrative Agent and Collateral Agent (in such capacity, the "Exit Lender") for the purposes of paying in full the DIP Obligations and financing the working capital needs of the Reorganized Debtors from and after the Effective Date and for other general corporate purposes. The Exit Financing Facility will provide the Reorganized Debtors with extensions of credit of up to an aggregate of $40,000,000, subject to the terms and conditions set forth in the Exit Financing Facility. The Reorganized Debtors are authorized to enter into the Exit Financing Facility and all related documents, including, without limitation, all security documents, and pay all fees required to be paid with respect thereto, and to use the proceeds of the first borrowing thereunder for the payment in full of the DIP Obligations. Subject to the payment in full of the DIP Obligations, the Exit Financing Facility satisfies the condition precedent to effectiveness of the Plan that the Reorganized Debtors shall have credit availability under a working capital credit facility sufficient to meet its ordinary and peak requirements.

                         Compensation and Reimbursement
                         ------------------------------

           77. Following the occurrence of the Effective Date, the Reorganized Debtors shall file a notice of occurrence of the Effective Date with the Court, identifying the date on which the Effective Date occurred.

           78. On or before the thirtieth day after the Effective Date, each professional and other entity requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 503(b), and 1103 of the Bankruptcy

Code for services rendered up to the Effective Date (including requests for payment or reimbursement pursuant to subsection 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code by any professional or other entity for making a substantial contribution in the Debtors' Chapter 11 Cases) shall file an application for final allowance of compensation and reimbursement of expenses with the Court (a "Final Fee Application"), together with proof of service thereof, and shall serve such application on the Debtors, the attorneys for the Debtors, the United States Trustee, the attorneys for the Creditors' Committee, the attorneys for the Equity Committee and the attorneys for the Exit Lender. Final Fee applications shall show and reflect the application of any retainers received in connection with the Debtors' Chapter 11 Cases.

           79. A hearing to consider Final Fee Applications shall be held at such date and time as is hereinafter scheduled by the Court (the "Final Fee Hearing"). The Debtors or Reorganized Debtors shall give notice of the Final Fee Hearing to each professional retained pursuant to an order of the Court that is required to file a Fee Application, all parties who have advised the Debtors or Reorganized Debtors of their intention to file an application premised on their having made a substantial contribution, the United States Trustee, the attorneys for the Creditors' Committee, the attorneys for the Equity Committee and the attorneys for the Debtors postpetition lenders. The Final Fee Hearing may be adjourned without further notice other than an announcement at the Final Fee Hearing or an adjourned Final Fee Hearing.

           80. Objections, if any, to any Final Fee Applications shall be filed with the Court, together with proof of service thereof, and served upon the applicant, the Reorganized Debtors, the attorneys for the Reorganized Debtors, the United States Trustee, the attorneys for the Creditors' Committee, the attorneys for the Equity Committee and the attorneys for the Debtors' postpetition lenders, so as to be received not later than 4:00 p.m. (Eastern) on the date that is ten (10) days prior to the hearing on the Final Fee Applications.

           81. Except as otherwise set forth herein or in the Plan, expenses incurred by the Reorganized Debtors on and after the Effective Date, including without limitation, claims for professional fees and expenses, shall not be subject to application and may be paid by the Reorganized Debtors in the ordinary course of business and without further order or approval of the Court. Any unresolved dispute as to professional compensation and reimbursement of expenses shall be submitted to, and determined by, this Court.

                                  Miscellaneous
                                  -------------

           82. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law. 11 U.S.C. ss.ss. 1123(a) and 1142(a).

           83. In the event that one or more of the conditions specified in
Section 10.1 of the Plan have not occurred on or before 60 days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court, counsel for the Creditors' Committee, counsel for the DIP Lender and Exit Lender and counsel for the Equity Committee, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtors' obligations with respect to the DIP Loan Agreement, the DIP Order and Claims and Equity Interests shall remain unchanged. Nothing contained herein shall constitute or be deemed a waiver or release of the DIP Obligations or any Claims or Equity Interests by or against the Debtors or any other person or to prejudice in any manner the rights of the Debtors or any person in any further proceedings involving the Debtors.

           84. Without need for further order or authorization of the Court, the Debtors or the Reorganized Debtors are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that do not materially modify the terms of such documents and are consistent with the Plan and this Confirmation Order.

           85. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement and any documents, instruments or agreements, and any amendments or modifications thereto.

           86. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp or other similar tax. All sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code and the assumption, assignment and transfer by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax. 11 U.S.C. ss. 1146(c).

           87. The terms and provisions of the Plan and the documents, instruments and agreements contained in the Plan Supplement, as amended or modified through the Effective Date, shall be binding upon the Debtors, the Reorganized Debtors, any entity that is a party to any document, instrument or agreement contained in, or contemplated by, the Plan and the Plan Supplement, and any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Equity Interest in the Debtors, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

           88. All exhibits to the Plan (including the Plan Supplement and any amendments, modifications and supplements thereto) and all documents and agreements introduced into evidence by the Debtors at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein) and the execution, delivery and performance thereof by the Reorganized Debtors are authorized and approved.

                                 Notice of Entry
                                 ---------------

           89. On or before the date that is ten (10) days after occurrence of the Effective Date, the Debtors shall (a) serve by hand delivery, first class mail, or reputable overnight delivery service, a notice of the entry of this Order, in substantially the form annexed hereto as Exhibit C (the "Confirmation Notice") to each of the following at their respective addresses last known to the Debtors: (i) the Office of the United States Trustee for the District of Delaware, (ii) the attorneys for the Creditors' Committee, (iii) the attorneys for the Equity Committee, (iv) the attorneys for the Debtors' postposition lenders; (v) all parties that have filed requests for notices in the Debtors' chapter 11 cases, (vi) the Securities and Exchange Commission, (vii) the Internal Revenue Service, (viii) state and local taxing authorities having jurisdiction over the Debtors, (ix) all other known record holders of Claims against, and Equity Interests in, the Debtors and (b) publish notice of the entry of this Confirmation Order on one occasion in the national editions of The Wall Street Journal and The New York Times. Such service shall constitute good and sufficient notice, pursuant to Bankruptcy Rules 2002(f)(7) and 2002(i)-(l), of the confirmation of the Plan and the entry of this Order and, pursuant to Bankruptcy Rule 2002(a)(6), of any hearing scheduled by the Court to consider Final Fee Applications, and no other or further notice need be given.

                                Efficacy of Plan
                                ----------------

                  The failure to specifically include any particular provision of the Plan in this Order shall not diminish or impair the efficacy of such provision, it being understood the intent of this Court that the Plan be confirmed and approved in its entirety.
Dated:   March 20, 2002


                                                 /s/ ERWIN I. KATZ
                                                 ------------------------------
                                                 HONORABLE ERWIN I. KATZ,
                                                 UNITED STATES BANKRUPTCY JUDGE

                                   EXHIBIT A
                                   ---------

                 Debtor's Amended Joint Plan of Reorganization
        Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002.



                       Please see Exhibit 2.2 to Form 8-K
      filed with the Securities and Exchange Commission on March 25, 2002.

                                   EXHIBIT B
                                   ---------

        1.97 Tort Claim means any Claim relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claim asserted against either of the Debtors. A Tort Claim may also be an Insured Claim.

        1.98 Trade Conversion Agreement means the agreement between the Debtors and the Trade Conversion Participants, pursuant to which the Debtors will issue the Trade Conversion Notes to the Trade Conversion Participants, such agreement to be substantially in the form of the applicable document included in the Plan Supplements.

        1.99 Trade Conversion Notes means subordinated secured notes in the aggregate amount of $3.13 million, payable on the fourth anniversary of the Effective Date, to be issued to the Trade Conversion Participants by the Reorganized Debtors in accordance with the terms of the Trade Conversion Agreement and substantially in the form included in the Plan Supplements. The Trade Conversion Notes shall be secured by a subordinated Lien on certain assets of the Reorganized Debtors as described and as provided for in the Security Agreement (which Security Agreement will restrict the Reorganized Debtors from incurring Liens other than Permitted Liens, as such term is defined in the Security Agreement, and Liens relating to (a) purchase money debt and (b) new financing in an amount up to $3 million) and such Lien shall be, junior in priority to the Liens granted to secure the obligations under the Working Capital Facility. On and after the third anniversary of the Effective Date but prior to the fourth anniversary of the Effective Date, the Trade Conversion Notes shall also be convertible, in whole or in part, into an aggregate of 29.35% of the New Common Stock outstanding on such conversion date (which shall include only New Common Stock, warrants and options issued pursuant to the Plan and assuming the conversion of all Trade Conversion Notes) assuming all Trade Conversion Notes are outstanding on the third anniversary of the Effective Date and no interest has been paid in cash on such note, all in accordance with the terms of the Trade Conversion Agreement. Each individual holder shall have the right to convert its Trade Conversion Note, in whole or in part, and to receive on conversion a percentage of shares of New Common Stock determined by multiplying 29.35% by a fraction that has as its numerator the principal amount of Trade Conversion Notes submitted by the holder for conversion and that has $3.13 million as its denominator. The 29.35% of New Common Stock shall not be subject to dilution by the New Equity Warrants, the New Management Warrants or options issued under the New Employee Stock Option Plan for a four (4) year period and thereafter will be subject to dilution by such securities. The percentage of New Common Stock into which the Trade Conversion Notes are convertible shall be reduced to the extent that any principal or interest on the Trade Conversion Notes is repaid and no longer outstanding on the third anniversary of the Effective Date). Interest accruing after the third anniversary of the Effective Date will not increase the percentage of New Common Stock into which the Trade Conversion Notes are convertible.


        1.100 Trade Conversion Participants means Amscan Inc., Creative Expressions Group, Inc., Images and Editions Limited, Unique Industries, Inc., CSS Industries Inc., P.S. Greetings, Inc. and Maryland Plastics.


        1.101 Trade Terms Agreement means the mutually acceptable agreements between the Debtors and each of the Trade Creditor Participants substantially in the form of the applicable document included in the Plan Supplements.

                                   EXHIBIT C
                                   ---------

                         UNITED STATES BANKRUPTCY COURT
                              DISTRICT OF DELAWARE

------------------------------------------------x
In re                                           :        Chapter 11 Case Nos.
                                                :
FACTORY CARD OUTLET CORP. and                   :        99-685 (EIK)
FACTORY CARD OUTLET OF                          :        99-686 (EIK)
  AMERICA LTD.,                                 :
                                                :        (Jointly Administered)
         Debtors.                               :
------------------------------------------------x

              NOTICE OF ENTRY OF (1) ORDER CONFIRMING THE DEBTORS'
              AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11
                OF THE BANKRUPTCY CODE, (2) THE OCCURRENCE OF THE
             EFFECTIVE DATE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE,
               AND (3) SCHEDULE FOR FILING AND HEARING TO CONSIDER
                FINAL APPLICATIONS FOR ALLOWANCES OF COMPENSATION
                -------------------------------------------------

PLEASE TAKE NOTICE:

           1. On March 20, 2002, the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") entered an order (the "Confirmation Order") confirming the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated February 5, 2002, as modified on March 20, 2002 (as modified, the "Plan"). The Confirmation Order is on file with the Bankruptcy Court and may be reviewed during regular Bankruptcy Court hours. Unless otherwise defined in this notice, capitalized terms used in this notice shall have the meanings ascribed to them in the Plan and the Confirmation Order.

           2. On April __, 2002, the Plan became effective ("the Effective
Date").

           3. Except as otherwise provided in the Confirmation Order or the Plan, as of the Effective Date, (a) the provisions of the Plan are binding upon the Debtors, any entity acquiring property under the Plan and any creditor or Equity Interest holder of the Debtors, whether or not such creditor or Equity Interest holder is impaired under the Plan and whether or not such creditor or Equity Interest holder has accepted the Plan, (b) the commencement or continuation of any action, employment of process, or act to collect, recover, or offset by any holder of a Claim against or Equity Interest in the Debtors is permanently enjoined, (c) all the property of the Debtors' estates is vested in the Reorganized Debtors, free and clear of all liens, claims, encumbrances, and interests, and (d) the Debtors are discharged from all debts and claims that arose before the date and time of entry of the Confirmation Order.

           4. As of the Effective Date, each promissory note, share certificate, stock option, stock warrant, bond and other instruments evidencing any Claim or Equity Interest existing prior thereto, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, any Allowed Other Secured Claim that is reinstated and rendered unimpaired in the Debtors Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, will be canceled.

           5. Each holder of a promissory note, bond and other instrument evidencing any Claim existing prior to the Effective Date, other than the Sensormatic Secured Claim, the KeyCorp Secured Claim, the IBM Secured Claim, the FCO Equity Interests, any Allowed Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.6(b) of the Plan and any executory contract that has been assumed or will be assumed pursuant to the Plan, shall surrender such promissory note, bond and other instrument to the Reorganized Debtors, unless such requirement is waived by the Reorganized Debtors. No distribution of property hereunder shall be made to or on behalf of any such holders unless and until such promissory note, bond or instrument is received by the Reorganized Debtors or the unavailability of such promissory note, bond or instrument is established to the reasonable satisfaction of the Reorganized Debtors or such requirement is waived by the Reorganized Debtors. The Reorganized Debtors may require any holder that is unable to surrender or cause to be surrendered any such promissory notes, bonds or instruments to deliver an affidavit of loss and indemnity and/or furnish a bond in form and substance (including, without limitation, with respect to amount) reasonably satisfactory to the Reorganized Debtors. Any holder that fails within the later of one year after the Confirmation Date and the date of Allowance of its Claim (i) if possible, to surrender or cause to be surrendered such promissory note, bond or instrument; (ii) if requested, to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Reorganized Debtors or (iii) if requested, to furnish a bond reasonably satisfactory to the Reorganized Debtors, shall be deemed to have forfeited all rights, claims and Causes of Action against the Debtors and Reorganized Debtors and shall not participate in any distribution hereunder.

                 Applications for Allowances of Compensation and
                 -----------------------------------------------
                  Substantial Contribution and Hearing Thereon
                  --------------------------------------------


           6. On or before the _______, 2002, all applications for final allowances of compensation and reimbursement of expenses pursuant to sections 327, 328, 330, and 1103 of the Bankruptcy Code for professional services rendered up to the Effective Date and any applications that are filed under section 503(b) for substantial contribution, (all of the aforesaid applications collectively, the "Final Fee Applications") must be filed with the Bankruptcy Court, together with proof of service thereof, and served on (a) Factory Card Outlet Corp., 2727 Diehl Road, Naperville, Illinois 60563-2371, Attn: James D. Constantine; (b) Weil, Gotshal & Manges LLP, Co-Attorneys for the Debtors, 767 Fifth Avenue, New York, New York 10153, Attention: Richard P. Krasnow, Esq.; (c) Richards, Layton & Finger P.A., One Rodney Square, P.O. Box 551, Wilmington, Delaware 19899, Attn: Daniel J. DeFranceschi, Esq.; (d) The United States Trustee for the District of Delaware, Office of the United States Trustee, U.S. Courthouse - Suite 2313, 844 King Street, Lockbox 35, Wilmington, Delaware, 19801, Attn: Joseph J. McMahon Jr., Esq.; (e) Otterbourg Steindler Houston & Rosen, PC, 230 Park Avenue, New York, NY 10169, Attn: Scott L. Hazan, Esq.; (f) Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 919 Market Street, Suite 1000, Wilmington, Delaware 19001, Attn: Joanne B. Wills, Esq.; (g) Sidley & Austin, 10
S. Dearborn Street, Chicago, Illinois, 60606, Attn: Bryan Krakauer, Esq.; (h) Rosenthal, Monhait, Gross & Goddess, PA, 1401 Mellon Bank Center, 919 N. Market Street, Wilmington, Delaware 19801 Attn: Kevin Gross, Esq.; (i) Choate, Hall & Steward, Exchange Place, 53 State Street, Boston, Massachusetts 02109, Attn:
John Ventola, Esq.; (j) Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, Attn: Derek Abbott, Esq. Final Fee Applications must show and reflect the application of any retainers received in connection with the Debtors' Chapter 11 Cases.

           7. The Final Fee Hearing has been scheduled to take place before the Honorable [__], United States Bankruptcy Judge, at the United States Courthouse, 844 King Street, Courtroom #2B, Wilmington Delaware 19801 on _______, 2002 at ___:___ __.m. or as soon thereafter as counsel may be heard (the "Final Fee Hearing"). The Final Fee Hearing may be adjourned without further notice other than an announcement at the Final Fee Hearing or at an adjourned Final Fee Hearing.



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

           8. Objections, if any, to any Final Fee Applications shall be filed with the Court, together with proof of service thereof, and served upon the applicant and the parties identified in paragraph 5 of this notice, so as to be received not later than 4:00 p.m. EST on the date that is ten (10) days prior to the hearing on the Final Fee Applications.

Dated:   New York, New York
         March ___, 2002
                                          WEIL, GOTSHAL & MANGES LLP
                                          Co-Attorneys for the
                                          Debtors and Debtors in
                                          Possession 767 Fifth Avenue
                                          New York, New York 10153
                                          (212) 310-8000

                                          RICHARDS, LAYTON & FINGER, P.A.
                                          Co-Attorneys for the Debtors and
                                          Debtors in Possession
                                          One Rodney Square
                                          P.O. Box 551
                                          Wilmington, DE 19899
                                          (302) 658-6541












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